Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 9,583,294,334.40	0.0001381	$ 1,323,452.95
Fees Previously Paid
	Total Transaction Valuation:	$ 9,583,294,334.40
	Total Fees Due for Filing:			$ 1,323,452.95
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,323,452.95
Offering Note
[1]	(1) As of March 12, 2026, the maximum number of shares of our common stock to which this transaction applies is estimated to be 53,543,159, which consists of: (a) 52,292,726 issued and outstanding shares of our common stock, each entitled to receive the per share merger consideration of $180.00; (b) 469,930 shares of our common stock underlying in-the-money stock options, each entitled to receive the excess, if any, of the per share merger consideration of $180.00 over the applicable exercise price per share of such option; (c) 669,173 shares of our common stock underlying restricted stock units ("RSUs"), other than RSUs held by non-employee directors, each convertible into RSU awards in respect of shares of common stock of Danaher ("Danaher Common Stock"); (d) 6,891 shares of our common stock underlying RSUs held by non-employee directors, each entitled to receive the per share merger consideration of $180.00; and (e) 104,439 shares of our common stock underlying performance-based share units ("PSUs") based on target performance, each entitled to receive the per share merger consideration of $180.00. (2) Estimated solely for the purposes of calculating the filing fee, as of March 12, 2026, the underlying value of the transaction was calculated pursuant to Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the sum of: (a) the product of 52,292,726 issued and outstanding shares of our common stock and the per share merger consideration of $180.00; (b) the product of 469,930 shares of our common stock underlying in-the-money stock options and $64.08, which is the difference between the per share merger consideration of $180.00 and such stock options' weighted average exercise price of $115.92; (c) the product of (i)(x) 669,173 shares of our common stock underlying the RSUs not held by the non-employee directors and (y) the Exchange Ratio (as defined below) multiplied by (ii) the Danaher Trading Price; (d) the product of 6,891 shares of our common stock underlying the RSUs held by non-employee directors and the per share merger consideration of $180.00; and (e) the product of 104,439 shares of our common stock underlying PSUs based on target performance and the per share merger consideration of $180.00. Under the Agreement and Plan of Merger, dated as of February 16, 2026, by and among Masimo Corporation, Danaher Corporation, and Mobius Merger Sub, Inc., the "Exchange Ratio" means the quotient of the per share merger consideration of $180.00, divided by the volumed weighted average trading price per share of Danaher Common Stock for the 10-trading day period ending on and including the closing date, as reported by the New York Stock Exchange (such trading price, the "Danaher Trading Price"). For the purposes of this Fee Table, in accordance with Exchange Act Rule 0-11(a)(4), the Registrant has calculated the Danaher Trading Price as $187.31, which is the average of the high and low trading prices of Danaher Common Stock on March 13, 2026. (3) In accordance with Section 14(g) of the Exchange Act and Rule 0-11(c)(1) thereunder, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (2) by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources